EXHIBIT 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com

Contacts:

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com

NII HOLDINGS ANNOUNCES TENDER OFFER AND CONSENT
SOLICITATION FOR 13% SENIOR SECURED DISCOUNT NOTES DUE 2009

RESTON, Va. —February 4, 2004—NII Holdings, Inc. (Nasdaq: NIHD) announced today that its wholly-owned subsidiary, NII Holdings (Cayman), Ltd. (“NII Cayman”), is commencing a cash tender offer and consent solicitation relating to all of NII Cayman’s 13% Senior Secured Discount Notes due 2009 (the “13% Notes,” ISIN USG6520PAA33). Payment of principal and interest on the 13% Notes is unconditionally guaranteed by NII Holdings, Inc. In connection with the tender offer, NII Cayman is also soliciting consents to adopt amendments to the indenture under which the 13% Notes were issued that would eliminate substantially all restrictive covenants and certain event of default provisions. This offer is being made subject to the terms and conditions set forth in NII Cayman’s Offer to Purchase and Consent Solicitation Statement dated February 4, 2004.

The consideration to be paid by NII Cayman for each $1,000 principal amount at maturity of the 13% Notes validly tendered and accepted for payment pursuant to the tender offer will be $1,165 (the “Total Consideration”), which includes a consent payment (the “Consent Payment”) of $20 per $1,000 principal amount at maturity of the 13% Notes that will be paid only for tendered 13% Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m., New York City time, on February 18, 2004, unless extended (the “Consent Payment Deadline”). Holders whose 13% Notes are validly tendered after the Consent Payment Deadline, but prior to midnight, New York City time, on March 3, 2004, unless extended (the “Expiration Time”), will not receive the Consent Payment with respect to such 13% Notes, but will instead receive the Total Consideration less the Consent Payment, which is equal to $1,145 per $1,000 principal amount at maturity of the 13% Notes validly tendered.

NII Cayman intends to finance the tender offer with intercompany loans from NII Holdings, Inc. and cash on hand. NII Holdings, Inc. intends to use a portion of its proceeds from the issuance of its 2?% Convertible Notes due 2034 to fund its inter-company loans to NII Cayman.

NII Cayman’s obligation to accept for purchase and to pay for the 13% Notes validly tendered in the tender offer is conditioned on, among other things, the satisfaction of a requisite consents condition and a minimum tender condition, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement.

This announcement is not an offer to purchase, nor a solicitation of an offer to purchase or solicitation of consent with respect to, any 13% Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

NII Cayman has retained Citigroup to serve as the dealer manager and Global Bondholder Services Corporation to serve as both the information agent and the depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-4100, or in writing at 65 Broadway, Suite 704, New York, New York 10006. Questions regarding the tender offer should be directed to Citigroup at (212) 723-6106 or (800) 558-3745, attention: Liability Management Group.

About NII Holdings, Inc

NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico and Peru, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect®, a digital two-way radio feature. NII Holdings, Inc. trades on the NASDAQ market under the symbol NIHD. Visit the Company’s website at http://www.nii.com.

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area.

Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in NII Holdings’ reports filed with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

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